Exhibit 99(23)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Equitable Financial Life Insurance Company of America of our report dated March 4, 2022 relating to the financial statements and financial statement schedules, which appears in Equitable Financial Life Insurance Company of America's Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
March 14, 2022